OPTION AGREEMENT

      This Option Agreement ("AGREEMENT") is made and entered into as of the 6th day of November, 1996 by and among Dauphin Island Gathering Company, L.P., a Texas limited partnership ("DIGC"), OEDC Processing, L.P., a Texas limited partnership ("OEDCP"), MCNIC Mobile Bay Processing Company, a Michigan corporation ("MMBPC"), and PanEnergy Mobile Bay Processing Company, a Delaware corporation ("PMBPC"). All capitalized terms that are defined in the General Partnership Agreement for Mobile Bay Processing Partners dated as of November 6, 1996 between OEDCP, MMBPC and PMBPC (the "PARTNERSHIP AGREEMENT") and not otherwise defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

      1. INTRODUCTION. OEDCP has a 1% general partnership interest in Mobile Bay Processing Partners (the "PARTNERSHIP"). PMBPC and MMBPC hold the remaining general partnership interests in equal shares. PMBPC and MMBPC desire to grant to OEDCP, and OEDCP desires to acquire from MMBPC and PMBPC, an option to purchase an additional 321/3% interest in the Partnership, subject to reduction as hereinafter provided (the additional interest in the Partnership, as it may be reduced pursuant to this Agreement, is referred to herein as the "ADDITIONAL PARTNERSHIP INTEREST"). The purpose of this Agreement is to set forth the terms and conditions of the option.

      2. GRANT OF OPTION. Each of PMBPC and MMBPC hereby grants to OEDCP an option (the "Option") to purchase one-half of the Additional Partnership Interest under the terms and conditions of this Agreement. The Option shall terminate on (i) the giving of a Withdrawal Notice by OEDCP, (ii) the failure of OEDCP to exercise the Option in accordance with the terms of this Agreement or
(iii) as provided in Section 8.3.

      3.  CONSIDERATION.

            3.1 In consideration of PMBPC and MMBPC granting to OEDCP the Option, OEDCP is paying $100,000 to each of PMBPC and MMBPC contemporaneously with the execution of this Agreement. If the Option is exercised, the $100,000 paid to each of MMBPC and PMBPC shall be applied to the purchase price to be paid to each of MMBPC and PMBPC by OEDCP for the Additional Partnership Interest.

            3.2 If the Option is not exercised, PMBPC and MMBPC shall each retain the $100,000 paid to it and OEDCP shall cause its affiliate, DIGC, and DIGC hereby agrees, as additional consideration for the granting of the Option, to assign to (i) PanEnergy Dauphin Island Company, an affiliate of PMBPC ("PDI"), a one percent interest in Dauphin Island Gathering Partners ("DIGP"), to be conveyed out of the interest in DIGP to be received by DIGC on the occurrence of "PDI Payout" (as such term is defined in the Fourth Amended and Restated General Partnership Agreement for Dauphin Island Gathering Partners (the "DIGP PARTNERSHIP AGREEMENT")) and (ii) MCNIC Mobile Bay Gathering Company, an affiliate of MMBPC ("MMBGC"), a one

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percent interest in DIGP, to be conveyed out of the interest in DIGP to be received by DIGC on the occurrence of "MMBGC Payout" (as such term is defined in the DIGP Partnership Agreement). OEDCP shall not be required to cause DIGC to assign to PDI or MMBGC an interest in DIGP as a result of the termination of the Option on the giving of a Withdrawal Notice by OEDCP.

            3.3 Contemporaneously with the execution of this Agreement, DIGC, PDI and MMBGC, are negotiating for an amendment of the DIGP Partnership Agreement. The drafts of the amendment to the DIGP Partnership Agreement that have been circulated to the relevant parties contemplate the admission of additional partners and a reduction of the interest of DIGC in DIGP both before and after "payout." If additional partners are admitted to DIGP, whether pursuant to an amendment to the DIGP Partnership Agreement substantially similar to the current drafts of such amendment or otherwise, any interest in DIGP that may be assigned to each of PDI and MMBGC pursuant to Section 3.2 of this Agreement (i) with respect to PDI, shall be assigned only (A) out of the increased interest in DIGP that DIGC receives after "payout" with respect to PDI and (B) after "payout" has occurred with respect to all DIGP partners other than MMBGC; (ii) with respect to MMBGC, shall be assigned only (X) out of the increased interest in DIGP that DIGC receives after "payout" with respect to MMBGC and (Y) after "payout" has occurred with respect to all DIGP partners other than PDI; and (iii) shall be reduced in the same proportion that the 14% interest in DIGP that DIGC will receive after "payout" has occurred with respect to all DIGP partners is reduced.

      4.  DILUTION OF INTEREST.

            4.1 From time to time during the term of this Agreement, additional Partners may be admitted to the Partnership. For the purposes of this Agreement, such Partners shall be known as either Individual Assignees or Joint Assignees.

            4.2 An "INDIVIDUAL ASSIGNEE" shall be a new Partner in the Partnership that is either (i) an assignee of an interest from one or more, but not all, of the Partners in the Partnership at the time such assignment occurs or (ii) is admitted to the Partnership and each of the Partner's interest in the Partnership is reduced disproportionately.

            4.3 A "JOINT ASSIGNEE" shall be a new Partner in the Partnership that is either (i) an assignee of a proportionate interest from all of the Partners in the Partnership at the time such assignment occurs or (ii) admitted to the Partnership and each of the Partner's interest in the Partnership is reduced proportionately.

            4.4 If an Individual Assignee is admitted to the Partnership then the Individual Assignee shall be required to assume a proportionate share of the obligations under this Agreement,

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and the Additional Partnership Interest shall not be reduced due to any such sale. If one or more Joint Assignees are admitted to the Partnership, then (i) such Joint Assignee shall not be required to assume any obligations under this Agreement, (ii) such Joint Assignee's interest in the Partnership shall not be subject to the terms of this Agreement and (iii) the Additional Partnership Interest shall be reduced proportionately by the interest assigned to such Joint Assignee.

      5. INDIVIDUAL ASSIGNEES. OEDCP shall not have any obligations to any Individual Assignees and PMBPC and MMBPC, as applicable, shall be responsible for (i) delivering copies of the Exercise Notice and any other notices received from OEDCP pursuant to this Agreement to any of their respective Individual Assignees, and (ii) causing the Individual Assignees to deliver the bills of sale required to be delivered by them to OEDCP.

      6. EXERCISE. OEDCP may exercise the Option at any time until the third anniversary of the Commercial Operations Date for the Processing Facility (the "OPTION PERIOD"). The "Commercial Operations Date" shall be deemed to be the first day of the month immediately following the date on which the Management Committee determines is the date that the initial Processing Facility shall have been placed in commercial operation. The Option shall expire unless exercised on or prior to the end of the Option Period. To exercise the Option, PMBPC and MMBPC must receive from OEDCP, on or before the end of the Option Period, a written notice of OEDCP's intent to exercise the Option ("EXERCISE NOTICE"). The Exercise Notice shall be deemed to have been received by PMBPC and MMBPC on the date that the last of PMBPC and MMBPC shall have actually received the Exercise Notice.

      7. PRICE. The price to be paid by OEDCP for the Additional Partnership Interest (the "PURCHASE PRICE") shall be calculated by multiplying (a) the product of (i) Processing Facilities Value and (ii) 322/3% of the aggregate interest of PMBPC, MMBPC and any Individual Assignees on the date of the Exercise Notice by (b) the payment factor attributable to the three calendar month period during which the Exercise Notice is deemed to have been received by PMBPC and MMBPC, and then subtracting $200,000 from the resultant amount. As used in this Agreement, "Processing Facilities Value" shall mean (1) with respect to any Processing Facility completed as of the closing date of the Option exercise, the depreciated book value as of such date, as determined in accordance with generally accepted accounting principles (utilizing 25-year straight line depreciation), of such Processing Facility and (2) with respect to any Processing Facility not completed as of such date, the allowance for funds used during construction for such Processing Facility as of the effective date of the closing of the Option, as determined in accordance with generally accepted accounting practices.

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                                PAYMENT FACTORS

The payment factors set forth below are divided into three calendar month periods beginning on the Commercial Operations Date.

                                3 CALENDAR MONTH
           YEAR                      PERIOD                 PAYMENT FACTOR
           ----                 ----------------            --------------
            1                         1st                        103%
            1                         2nd                        106%
            1                         3rd                        109%
            1                         4th                        112%
            2                         1st                        115%
            2                         2nd                        118%
            2                         3rd                        121%
            2                         4th                        124%
            3                         1st                        127%
            3                         2nd                        130%
            3                         3rd                        133%
            3                         4th                        136%

      8.  THE CLOSING.

            8.1 The closing and transfer of the Additional Partnership Interest shall occur on the first business day following the fourteenth calendar day after both MMBPC and PMBPC shall have received the Exercise Notice.

            8.2 OEDCP may elect to extend the closing until the first business day following the twenty-ninth calendar day after MMBPC and PMBPC shall have received the Exercise Notice by providing written notice to PMBPC and MMBPC on or before the date that would have been the closing date had OEDCP not elected to extend the closing. If OEDCP shall have elected to extend the closing and the extended closing date falls in the three calendar month period following the three calendar month period during which OEDCP shall have delivered the Exercise Notice (as shown above), OEDCP shall pay interest on the Purchase Price to MMBPC, PMBPC and the Individual Assignees at a rate equal to 12% per annum from the original closing date to the actual closing date.

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
            8.3 At the closing, OEDCP shall pay to each of MMBPC, PMBPC and the Individual Assignees its proportionate share of the Purchase Price, and PMBPC, MMBPC and the Individual Assignees shall each deliver to OEDCP a bill of sale in the form of Exhibit A hereto. The Effective Date of the closing and transfer of the Additional Partnership Interest shall be the first day of the first calendar month following the closing. If OEDCP fails to close within the time periods allotted after providing the Exercise Notice, then OEDCP shall be deemed not to have exercised the Option and the Option shall terminate.

      9. CAPITAL ACCOUNTS. The capital account of OEDCP in the Partnership after the acquisition of the Additional Partnership Interest shall be OEDCP's capital account in the Partnership prior to the acquisition of the Additional Partnership Interest plus 322/3% of the capital account of each of PMBPC, MMBPC and the Individual Assignees prior to the acquisition of the Additional Partnership Interest.

      10. ASSIGNMENT. This Agreement may not be assigned or transferred by OEDCP without the prior written consent of the other parties hereto; provided, however, that (i) this Agreement may be assigned to Affiliates of OEDCP to which OEDCP also assigns its one percent interest in the Partnership without such prior written approval, and (ii) this limitation shall not limit the ability of OEDCP to mortgage, pledge or grant a security interest in its interest under this Agreement.

      11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.

      12. EXPENSES AND FEES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

      13. NOTICES. The notice provisions in the Partnership Agreement shall also apply to this Agreement. Notice to DIGC shall be given in the same manner that notices are given to OEDCP.

      14. INTEGRATION. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes the applicable portion(s) of all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof. This Agreement may not be amended, supplemented or waived unless such amendment, supplement or waiver is in writing and signed by all the parties hereto or their assignees.

      15. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute,

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collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

      16. SEVERAL LIABILITY. The liability of MMBPC and PMBPC under or in connection with this Agreement shall be several and not joint or collective.

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      EXECUTED as of the date first set forth above.

                                    OEDC PROCESSING, L.P.
                                    By: OEDC, Inc., its general partner

                                    By:    /s/ R. KEITH ANDESRON
                                    Name:      R. Keith Anderson
                                    Title:     Vice President


                                    DAUPHIN ISLAND GATHERING COMPANY, L.P.
                                    By: OEDC, Inc., its general partner

                                    By:     /s/ R. KEITH ANDERSON
                                    Name:       R. Keith Anderson
                                    Title:      Vice President


                                    MCNIC MOBILE BAY PROCESSING COMPANY

                                    By:     /s/ JOSEPH L. ROBERTS
                                    Name:       Joseph L. Roberts
                                    Title:      Vice President


                                    PANENERGY MOBILE BAY PROCESSING
                                      COMPANY

                                    By:     /s/ B. D. REESE
                                    Name:       B. D. Reese
                                    Title:      Vice President

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                                    EXHIBIT A

                                  BILL OF SALE


This Bill of Sale ("BILL OF SALE") is executed and delivered by _______________ ("ASSIGNOR"), to OEDC Processing, L.P., a Texas limited partnership ("ASSIGNEE").

Assignor, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, does by these presents GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee, effective as of _______________1 (the "Effective Date"), the following (collectively, the "ASSIGNED INTEREST"):

      (i) a ___%2 interest in Mobile Bay Processing Partners (the "PARTNERSHIP") formed pursuant to the General Partnership Agreement for Mobile Bay Processing Partners dated November 6, 1996, among Assignee, MCNIC Mobile Bay Processing Company, a Michigan corporation, and PanEnergy Mobile Bay Processing Company, a Delaware corporation (the "PARTNERSHIP AGREEMENT"); and

      (ii) all rights of Assignor as a general partner in the Partnership, whether arising under the Partnership Agreement, by operation of law or otherwise, with respect to the interest in the Partnership described in clause (i) above.

TO HAVE AND TO HOLD all and singular the Assigned Interest, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and their respective successors, legal representatives and assigns forever. Assignor hereby binds itself, its successors, legal representatives and assigns, to warrant and forever defend the Assigned Interest unto Assignee, their respective successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise.

Assignor hereby represents as follows:
-------------
      (1) Insert here the first day of the month following Closing.

      (2) Insert here 32 2/3% of the Assignor's interest.

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
      1. ORGANIZATION. Assignor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Assignor is qualified to do business in and in good standing under the laws of each state where such qualification is required of Assignor.

      2. AUTHORIZATION AND AUTHORITY. The execution and delivery of this Bill of Sale have been and the performance of this Bill of Sale and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Assignor. Assignor has full corporate power and authority to carry on its business as presently conducted and to enter into this Bill of Sale.

      3. ENFORCEABILITY. This Bill of Sale has been duly executed and delivered on behalf of Assignor, and constitutes a legal, valid and binding obligation of Assignor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, "EQUITABLE LIMITATIONS"). All documents required hereunder to be executed and delivered by Assignor shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Assignor enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

      4. CONFLICTS. The execution and delivery of this Bill of Sale by Assignor does not, and the consummation of the transactions contemplated by this Bill of Sale shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Assignor's Certificate of Incorporation, bylaws or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Assignor is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Assignor.

Assignee hereby represents as follows:

      1. ORGANIZATION. Assignee is a limited partnership duly organized and in good standing under the laws of the State of Texas. Assignee is qualified to do business in and is in good standing under the laws of each state where such qualification is required of Assignee. The sole general partner of Assignee is OEDC, Inc. ("OEDC"). OEDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. OEDC is qualified to do business in and is in good standing under the laws of each state where such qualification is required of OEDC.

      2. AUTHORIZATION AND AUTHORITY. The execution and delivery of this Bill of Sale have been and the performance of this Bill of Sale and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite partnership action on the part of Assignee and by all requisite corporate action on the part of OEDC. Assignee has full partnership power and authority to carry on its business as presently conducted and to enter into this Bill of Sale.

      3. ENFORCEABILITY. This Bill of Sale has been duly executed and delivered on behalf of Assignee, and constitutes a legal, valid and binding obligation of Assignee enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. All documents required hereunder to be executed and delivered by Assignee shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Assignee enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

      4. CONFLICTS. The execution and delivery of this Bill of Sale by Assignee does not, and the consummation of the transactions contemplated by this Bill of Sale shall not, (a) violate or be in conflict with, or require the consent of any person or entity under the governing documents of Assignee or OEDC, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Assignee is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Assignee.

All capitalized terms used in this Bill of Sale but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

If there is any conflict between the terms of this Bill of Sale and the terms of the Partnership Agreement, the terms of the Partnership Agreement shall govern and control.

This Bill of Sale may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Bill of Sale.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF ASSIGNOR CONTAINED IN THIS BILL OF SALE OR THE PARTNERSHIP AGREEMENT, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, (I) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO

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
SAMPLES, OR CONDITION OF THE ASSIGNED INTEREST OR ANY OF
THE ASSETS OF MOBILE BAY PROCESSING PARTNERS OR ANY PART THEREOF; AND (II) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OTHER THAN THE EXPRESS REPRESENTATIONS CONTAINED IN THIS BILL OF SALE OR THE PARTNERSHIP AGREEMENT.

EXCEPT FOR THE EXPRESS REPRESENTATIONS OF ASSIGNOR CONTAINED IN THIS BILL OF SALE AND THE PARTNERSHIP AGREEMENT, THE ASSIGNED INTEREST IS SOLD, AND ASSIGNEE ACCEPTS THE ASSIGNED INTEREST "AS IS, WITH ALL FAULTS."

Assignor shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Assignee, all of its affiliates to which certain duties under the Partnership Agreement have been delegated, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, "ASSIGNEE INDEMNIFIED PARTIES") from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable counsel fees and reasonable expenses of investigating, defending and prosecuting litigation, suffered by any of the Assignee Indemnified Parties or the Partnership and arising from, based upon, related to or associated with any act, omission, event, condition or circumstance occurring or existing before the Effective Date relating to the Assigned Interest; provided that the liability of Assignor under this indemnity shall not exceed 322/3% of the sum of any cash distributions prior to the Effective Date from the Partnership to Assignor and tax benefits allocated or allocable with respect to periods prior to the Effective Date by the Partnership to Assignor.

Subject to the above indemnity by Assignor, Assignee shall assume and be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Assignor, all of its affiliates, successors and permitted assignees, and all of their respective stockholders, directors, officers, employees, agents and representatives from and against any and all obligations under the Partnership Agreement attributable to the Assigned Interest from the inception of the Partnership.

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
IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed on this the ____ day of _____________, 1996.

                              ASSIGNOR:

                              By:
                              Name:
                              Title:

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